EXHIBIT 10.19

NOTICE OF GRANT OF STOCK APPRECIATION RIGHT (SAR) AWARD

Name of Employee:	[Name]

Name of Plan:	2006 AI Incentive Plan

Number of SAR’s:	[x,xxx]

Grant Price Per SAR:	[$xx.xx]

Date of SAR Grant:	[Grant Date]

Vesting Schedule:	50% on 1st Anniversary of Grant Date
Additional 25% on 2nd Anniversary of Grant Date
Remaining 25% on 3rd Anniversary of Grant Date

Expiration Date:	[Ten years & 30 days after Grant Date]

ASHLAND INC ("Ashland") hereby confirms the grant of a Stock Appreciation Right (“SAR”) award (“Award”) to the above-named Employee ("Employee"). This Award entitles Employee to receive Ashland stock equal to the excess of the fair market value of Ashland Common Stock, par value $0.01 per share (“Common Stock”), as determined by the closing price of the Common Stock as reported on the Composite Tape of the New York Stock Exchange, on the date the SAR is exercised over the grant price of the Common Stock, with an aggregate value equal to the excess of the fair market value of one share of Common Stock over the exercise price specified in such SAR multiplied by the number of SARs of Common Stock covered by such SAR or portion thereof which is so surrendered.

This Award is granted under, and is subject to, all the terms and conditions of the Plan. Copies of the Plan and related Prospectus are available for your review on Fidelity’s website.

This grant of Stock Appreciation Rights is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

ASHLAND INC.

By:____________________________________

Personal and Confidential